CDW CORPORATION
2013 LONG-TERM INCENTIVE PLAN
Restricted Stock Award Notice
[Name of Holder]
You have been awarded shares of restricted stock of CDW Corporation (the “Company”) pursuant to the terms and conditions of the CDW Corporation 2013 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Award Agreement (together with this Award Notice, the “Agreement”). This Award is granted in exchange for the unvested Class B Units held by the Holder in CDW Holdings LLC, pursuant to Section 14.1 of the CDW Holdings LLC Amended and Restated Limited Liability Company Agreement, dated as of March 10, 2010. Copies of the Plan and the Restricted Stock Award Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Restricted Stock:	You have been awarded [____] restricted shares of Common Stock, par value $0.01 per share, subject to adjustment as provided in Section 8.2 of the Agreement.

Grant Date:	[___________]

Vesting Schedule:
Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Holder, and subject to the forfeiture condition in Section 1 of the Agreement, the Award shall vest daily on a pro rata basis commencing on the Grant Date and continuing through [____________] if, and only if, Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company's or its Subsidiaries' policies): (i) employed by the Company or any of its Subsidiaries, (ii) serving as a Non-Employee Director or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including such date.

CDW CORPORATION

By:	______________________________
Name: Thomas E. Richards
Title: Chairman and Chief Executive Officer

Acknowledgment, Acceptance and Agreement:
By signing below and returning this Award Notice to CDW Corporation, I hereby acknowledge receipt of the Agreement and the Plan, accept the Award granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

______________________________
Holder

______________________________
Date

CDW CORPORATION
2013 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT
CDW Corporation, a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the CDW Corporation 2013 Long-Term Incentive Plan (the “Plan”), a restricted stock award (the “Award”) for the number of shares of the Company’s Common Stock, par value $0.01 per share (“Stock”) set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). This Award is granted in exchange for the unvested Class B Units held by the Holder in CDW Holdings LLC, a Delaware limited liability company (“CDW Holdings”), pursuant to Section 14.1 of the CDW Holdings LLC Amended and Restated Limited Liability Company Agreement, dated as of March 10, 2010. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder (a) accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepts this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect), (b) if required by the Company, executes and returns one or more irrevocable stock powers to facilitate the transfer to the Company (or its assignee or nominee) of all or a portion of the shares of Stock subject to the Award if any shares of Stock are forfeited pursuant to Section 4 or if required under applicable laws or regulations and (c) agrees to abide by all administrative procedures established by the Company or its stock plan administrator, including any procedures requiring the Holder to notify the Company of any proposed sale of any Stock acquired upon the vesting of this Award. As soon as practicable after the Holder has executed such documents and returned them to the Company, the Company shall cause to be issued in the Holder’s name the total number of shares of Stock subject to the Award. In addition, in the event that the Company’s initial public offering of the Stock (the “IPO”) does not close on or before August 31, 2013, this Award shall be forfeited as of such date and, consistent with the documents being executed by the Holder in connection with the Distribution (as defined below), the Holder will at such time continue to hold the unvested Class B Units held by the Holder in CDW Holdings for which the shares of Stock received hereunder were exchanged. For purposes of this Agreement, “Distribution” shall mean the distribution of shares of Stock by CDW Holdings to its members immediately prior to the pricing of the IPO.
2.    Rights as a Stockholder. Except as otherwise provided in this Agreement, the Holder shall have all rights as a holder of the Stock subject to the Award, including, without limitation, the right to receive dividends and other distributions thereon, and the right to participate in any capital adjustment applicable to all holders of Stock unless and until such shares are forfeited pursuant to Section 4 hereof; provided, however, that (i) the Holder shall not be entitled to vote the shares of Stock subject to the Award until such shares become vested pursuant to Section 4.1 and (ii) each distribution with respect to shares of Stock that is a stock dividend or stock split, shall be delivered to the Company (and the Holder shall, if requested by the Company, execute and return one or more irrevocable stock powers related thereto) and shall be subject to the same restrictions as the shares of Stock with respect to which such dividend or other distribution was made.
3.    Custody and Delivery of Shares. The shares of Stock subject to the Award shall be held by the Company or by a custodian in book entry form, with restrictions on the shares of Stock duly noted, until such Award shall have vested, in whole or in part, pursuant to Section 4 hereof. Alternatively, in the sole discretion of the Company, the Company shall hold a certificate or certificates representing the shares of Stock subject to the Award until such Award shall have vested, in whole or in part, pursuant to Section 4 hereof. After all or any portion of the Award shall have vested pursuant to Section 4 hereof, the Company shall, subject to Section 8.1 hereof, transfer the vested shares of Stock on its books or deliver the certificate or certificates for the vested shares of Stock, as applicable, to a brokerage account in the name of the Holder, which transfer to the brokerage account shall occur (i) as soon as administratively practicable after the Company receives a request for such transfer from the Holder (but in no event later than 30 days after such request) or (ii) in the absence of such request from the Holder, automatically as soon as administratively practicable after the last day of each calendar month after the Grant Date, subject to such other procedures and restrictions that the Company may determine are necessary or appropriate to comply with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or any resale restrictions to which the Holder is subject. If the Company delivers certificate(s) for the vested shares of Stock pursuant to the foregoing sentence, the Company shall also destroy the stock power or powers relating to such vested Stock delivered by the Holder pursuant to Section 1 hereof; provided that, if such stock power or powers also relate to unvested Stock, the Company may require, as a condition precedent to delivery of any certificate pursuant to this Section 3, the execution and delivery to the Company of one or more stock powers relating to such unvested Stock.
4.    Restriction Period and Vesting.
4.1.    Service-Based Vesting Condition. Except as otherwise provided in this Section 4, the Award shall vest in accordance with the vesting schedule set forth in the Award Notice if, and only if, the Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company's or its Subsidiaries' policies): (i) employed by the Company or any of its Subsidiaries, (ii) serving as a Non-Employee Director or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including such date. The period of time prior to the vesting shall be referred to herein as the “Restriction Period.”
4.2.    Termination of Employment due to Death or Disability. If the Holder’s employment with the Company terminates prior to the end of the Restriction Period by reason of the Holder’s death or Disability, then in either such case the Award shall become vested as of the date of termination with respect to a number of additional shares of Stock that would have become vested during the one-year period following the date of such termination if the Holder’s employment with the Company had continued through such date and the remainder of the Award that was not vested immediately prior to Holder’s death or termination due to Disability and which did not otherwise become vested pursuant to this Section 4.2 shall be immediately forfeited by the Holder and cancelled by the Company. For purposes of this Award, “Disability” shall have the meaning set forth in the employment agreement, if any, between the Holder and the Company or any of its Subsidiaries, provided that if Holder is not a party to an employment agreement that contains such definition, then “Disability” shall mean Holder’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively Holder’s duties and obligations to the Company or any of its Subsidiaries or, if applicable based on Holder’s position, to participate effectively and actively in the management of the Company or any of its Subsidiaries for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve month period, as determined in the reasonable judgment of the Board. A Disability shall be deemed to have occurred on the date that either Holder or Holder’s personal representative or legal guardian, on the one hand, or the Company, on the other hand, provides notice to the other party of the satisfaction of each of the requirements to constitute a Disability set forth above or on such other date as the parties shall mutually agree.
4.3.    Termination by the Company Other than for Death or Disability or by the Holder. If the Holder’s employment with the Company terminates prior to the end of the Restriction Period (i) by the Company for any reason (other than by reason of the Holder’s death or Disability) or (ii) by the Holder by reason of the Holder’s resignation from employment for any reason, then the portion of the Award that was not vested immediately prior to such termination of employment shall be immediately forfeited by the Holder and cancelled by the Company.
4.4.    Change in Control. In the event of a Change in Control, the shares of Stock subject to Award that were not vested immediately prior to such Change in Control shall become fully vested.
5.    Clawback of Proceeds.
5.1.    Clawback of Proceeds. If, during the three-year period following the Holder’s termination of employment the Holder materially violates any agreement between the Holder and the Company or its Subsidiaries with respect to non-competition (other than a Competitive Activity (as defined below) that does not violate any such non-competition covenant, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property), including Section 7 of this Agreement: (i) the restricted shares of Stock subject to the Award shall be forfeited and (ii) the Holder shall immediately remit a cash payment to the Company equal to (x) the Fair Market Value of a share of Common Stock on the date on which the Company first became aware of such violation or the date of Holder’s termination of employment, whichever is greater, multiplied by (y) the number of shares of Common Stock that became vested pursuant to Section 4.1 of this Agreement. The remedy provided by this Section 5 shall terminate at such time as the Institutional Investors (as defined below) collectively hold less than 10% of the number of shares of Stock held by the Institutional Investors as a result of the Distribution. In addition, the remedy provided by this Section 5 shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Holder in respect of a breach by the Holder of any duty or obligation to the Company.
5.2.    Right of Setoff. The Holder agrees that by accepting the Award Notice the Holder authorizes the Company and its affiliates to deduct any amount or amounts owed by the Holder pursuant to this Section 5 from any amounts payable by or on behalf of the Company or any affiliate to the Holder, including, without limitation, any amount payable to the Holder as salary, wages, vacation pay, bonus or the settlement of the Award or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Holder shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Holder or any other remedy. By the Holder’s signature, this agreement constitutes the Holder’s written authorization for the Company or any of its affiliates to make such deductions from wages.
5.3.    Definitions. For purposes of this Section 5, the following terms shall have the following meanings:
(a)    “Competitive Activity” means Holder becoming employed by, performing services for, or otherwise becoming associated with (as an employee, officer, director, manager, partner or consultant or member, stockholder or investor owning more than a 2% interest or other similar role) a Competitor (as defined below) of the Company.
(b)    “Institutional Investors” means, collectively, Madison Dearborn Capital Partners V‑A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V‑C, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V Executive‑A, L.P., a Delaware limited partnership, Providence Equity Partners VI L.P., a Delaware limited partnership, and Providence Equity Partners VI‑A L.P., a Delaware limited partnership.
6.    Transfer Restrictions and Investment Representation.
6.1.    Nontransferability of Award. During the Restriction Period, the shares of Stock subject to the Award and not then vested may not be offered, sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Holder or be subject to execution, attachment or similar process other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such shares shall be null and void.
6.2.    Investment Representation. The Holder hereby represents and covenants that (a) any share of Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act, unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.
6.3.    Legends. The Holder understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Stock together with any other legends that may be required by the Company or by state or federal securities laws:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND CDW CORPORATION. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICES OF, AND WILL BE MADE AVAILABLE FOR A PROPER PURPOSE BY, THE CORPORATE SECRETARY OF CDW CORPORATION.
6.4.    Stop-Transfer Notices. The Holder agrees that in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
6.5.    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any shares of Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares of Stock shall have been so transferred.
7.    Noncompete, Nonsolicitation and Confidentiality. The Holder acknowledges that (i) in connection with and as a condition to the Holder’s prior grant of the unvested Class B Units which are being exchanged by the Company with this Award, the Holder agreed to abide by certain restrictive covenants which are being reaffirmed herein, (ii) in the course of his or her employment with or provision of services to the Company or its Subsidiaries, the Holder has and will become familiar with trade secrets and other confidential information concerning the Company and its Subsidiaries and (iii) the Holder’s services will be of special, unique and extraordinary value to the Company and its Subsidiaries. The Holder also acknowledges that the Company’s Confidential Information (as this and other terms used herein are defined below) will retain continuing vitality throughout and beyond the Noncompetition Period, and that should the Holder leave the Company and work for a Competitor during the Noncompetition Period, it would be highly likely, if not inevitable, that the Holder would use or disclose the Company’s Confidential Information. For these and other reasons, the Holder agrees and acknowledges that the restrictions in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests.
7.1.    Noncompete. In consideration for the issuance of the Award and other good and valuable consideration, the Holder agrees not to become employed by, perform services for, form, develop, or otherwise become associated with (as an employee, officer, director, manager, partner or consultant or member, stockholder or investor owning more than a 2% interest or other similar role) a Competitor of the Company or any of its Subsidiaries at any time during the Holder's employment with or service to the Company or any of its Subsidiaries or for eighteen months after the termination of the Holder's employment with or service to the Company or any of its Subsidiaries (the "Noncompetition Period"). For purposes of this Section 7, "Competitor" shall mean any Person conducting or planning to conduct a business similar to and in competition with any business conducted or planned by the Company or any of its Subsidiaries in any geographic area in which the Company or any of its Subsidiaries is conducting such business or plans to conduct such business as of the date of termination of the Holder's employment with or services to the Company or its Subsidiaries, if the Holder, while employed by or providing services to the Company or any of its Subsidiaries, was involved in such business or had knowledge of the operations of such business or received or was otherwise in possession of Confidential Information as defined in Section 7.6 regarding such business. For purposes of illustration only, the parties agree that each of the corporations, other enterprises or Persons set forth on Schedule I attached hereto is a "Competitor" of the Company and its Subsidiaries as of the date hereof, it being acknowledged and agreed that (x) such list is only representative of the Company’s current Competitors but not exhaustive and is not intended to include all of the Company’s or its Subsidiaries’ current Competitors and (y) other Persons could become Competitors of the Company or its Subsidiaries at a future date.
7.2.    Nonsolicitation. The Holder further agrees that during the Noncompetition Period the Holder shall not (i) in any manner, directly or indirectly, solicit any CDW Employee or induce or attempt to induce any CDW Employee to terminate or abandon his or her employment for any purpose whatsoever or (ii) on behalf of any Competitor, call on, service, solicit or otherwise do business with any CDW Vendor or CDW Customer.
7.3.    Exceptions. Nothing in this Section 7 shall prohibit the Holder from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Holder has no active participation in the business of such corporation.
7.4.    Extension. Because the protection of the Company’s Confidential Information requires that the Holder not perform the activities described in Sections 7.1 and 7.2 for the full Noncompetition Period, the Holder agrees that the Noncompetition Period provided in Section 7 shall be extended for any time during which the Holder breaches this Agreement, such that the Holder does not perform the proscribed activities for a time period equal to the full amount of time provided in Section 7.
7.5.    Reformation. If, at any time of enforcement of this Section 7, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 7.
7.6.    Confidentiality. Other than as required in the ordinary course of the Holder's employment by the Company or its Subsidiaries, and except as specifically authorized by the Board or the Holder's direct supervisor, the Holder shall not at any time make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its Subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its Subsidiaries not available to the public generally or to Competitors ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission by the Holder or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Holder gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly following the termination of the Holder's employment or service with the Company or any of its Subsidiaries, the Holder shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Holder may then possess or have under his/her control (together with all copies thereof).
7.7.    Acknowledgements. The Holder acknowledges that the provisions of this Section 7 are in addition to, and not in limitation of, any obligation of the Holder under the terms of any employment or other agreement with the Company or any Subsidiary, and in consideration of (i) employment by the Company or its Subsidiaries or retention to provide services to the Company and its Subsidiaries and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, the Holder agrees and acknowledges that the restrictions contained in this Section 7 do not preclude the Holder from earning a livelihood, nor do they unreasonably impose limitations on the Holder’s ability to earn a living. In addition, the Holder acknowledges (i) that the business of the Company or its Subsidiaries will be conducted throughout the United States, (ii) notwithstanding the state of incorporation or principal office of the Company or its Subsidiaries, or any of their respective executives or employees (including the Holder), it is expected that the Company or its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States, and (iii) as part of the Holder's responsibilities, the Holder will be conducting business throughout the United States in furtherance of the Company's business and its relationships. The Holder agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-

enforcement of this Section 7 outweighs any potential harm to the Holder of its enforcement by injunction or otherwise. The Holder acknowledges that the Holder has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Holder by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, its Subsidiaries and affiliates now existing or to be developed in the future. The Holder expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical scope.
7.8.    Definitions. For purposes of this Section 7 the following terms shall have the following meanings:
(a)    “CDW Customer” means (i) any person or entity that purchased any products or services from the Company or any of its Subsidiaries or affiliates at any time within a two year period prior to the Holder’s termination (for whatever reason) from the Company or (ii) any person or entity with respect to whom, at any time during the one year period prior to the Holder’s termination (for whatever reason) from the Company, the Holder submitted or assisted in the development or submission of a presentation or proposal of any kind on behalf of the Company or any of its Subsidiaries or affiliates, acquired or had access to any Confidential Information or had contact with as a result of the Holder’s employment with the Company.
(b)    “CDW Employee” means any person who was an officer, manager-level or other key employee or any material group of employees of the Company or any of its Subsidiaries or affiliates either (i) at any time within three months of the prohibited contact; or (ii) at any time within three months of the Holder’s termination (for whatever reason) from the Company.
(c)    “CDW Vendor” means any person or entity that provided goods or services to the Company or any of its Subsidiaries or otherwise did business with the Company or any of its Subsidiaries at any time within a two-year period prior to the Holder’s termination (for whatever reason) from the Company.
(d)    “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, governmental entity or department, agency or political subdivision thereof.
7.9.    Remedies. The parties hereto shall be entitled to enforce their respective rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in their sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

8.    Additional Terms and Conditions of Award.
8.1.    Withholding Taxes. (a) As a condition precedent to the delivery of the Stock at such time as required by Section 8.8, the Holder shall, upon request by the Company, pay to the Company such amount as the Company or an affiliate may be required, under all applicable federal, state, local, foreign or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company or an affiliate may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company or an affiliate to the Holder.
(b)    The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) to the extent permitted by the Committee, delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) to the extent permitted by the Committee, authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1), (2) and (3). Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments; provided, however, that if a fraction of a share of Stock would be required to satisfy the minimum amount of the Required Tax Payments, then the number of shares of Stock to be delivered or withheld may be rounded up to the next nearest whole share of Stock. No share of Stock or certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

8.2.    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of the Holder. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
8.3.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the shares of Stock subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
8.4.    Delivery of Stock. Subject to Section 8.1, upon the vesting of the Award, in whole or in part, the Company shall deliver or cause to be delivered to the Holder the vested shares of Stock in accordance with Section 3. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 8.1.
8.5.    Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
8.6.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
8.7.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
8.8.    Taxation; Section 83(b) Election. The Holder understands that the Holder is solely responsible for all tax consequences to the Holder in connection with this Award. The Holder represents that the Holder has consulted with any tax consultants the Holder deems advisable in connection with the Award and that the Holder is not relying on the Company for any tax advice. By accepting this Agreement, the Holder agrees that the Holder shall make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in the form of Exhibit A attached hereto, to include in the Holder’s gross income the excess, if any, of the Fair Market Value of the unvested shares of Stock subject to the Award as of such date over the Fair Market Value of the Class B Units exchanged for such shares of Stock. The Holder further agrees to deliver the executed Section 83(b) election to the Company for filing with the Internal Revenue Service within five days following the date hereof.
8.9.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to CDW Corporation, Attn: Treasury Department, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
8.10.    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
8.11.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.
8.12.    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the shares of Stock subject to this Award and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to such shares of Stock, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder. Notwithstanding anything herein to the contrary, this Agreement does not supersede the Class B Common Unit Grant Agreement between the Holder and CDW Holdings LLC with respect to the Class B Units that vested prior to the IPO in accordance with the terms of such Class B Common Unit Grant Agreement.
8.13.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
8.14.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
8.15.    Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

EXHIBIT A
ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY
IN GROSS INCOME
IN YEAR OF TRANSFER UNDER CODE SECTION 83(b)
The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include the value of the property described below in gross income in the year of transfer and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and social security number of the undersigned:
[Name]
[Address]
[Social Security Number]

2.
A description of the property with respect to which the election is being made: __________ shares of Common Stock, par value $0.01 per share, of CDW Corporation, a Delaware corporation, granted to the undersigned as restricted stock.

3.	The date on which the property was transferred: ______ __, 20__. The taxable year for which such election is made: calendar 20__.

4.	The restrictions to which the property is subject: If the employment of the undersigned terminates prior to specified dates, the undersigned will forfeit the property transferred to the undersigned.

5.	The fair market value on _____________, 20__ of the property with respect to which the election is being made: $_____ per share.
The amount paid for such property: $_____ per share.

*    *    *    *    *

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83‑2(d).

Dated: _______________, 20____	[Name]